UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                SCHEDULE TO

         TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) or 13(e)(1)
                   OF THE SECURITIES EXCHANGE ACT OF 1934


                           CONGOLEUM CORPORATION
                     (Name of Subject Company (Issuer))

                           CONGOLEUM CORPORATION
                     (Name of Filing Person (Offeror))

    OPTIONS TO PURCHASE CLASS A COMMON STOCK, PAR VALUE $.01 PER SHARE,
     ISSUED UNDER THE 1995 STOCK OPTION PLAN, AS AMENDED, AND THE 1999
                STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS
                       (Title of Class of Securities)

                                207 195 10 8
                   (CUSIP Number of Class of Securities)
                         (Underlying Common Stock)

                              Howard N. Feist
                          Chief Financial Officer
                           Congoleum Corporation
                           3500 Quakerbridge Road
                               P.O. Box 3127
                     Mercerville, New Jersey 08619-0127
                               (609) 584-3000
 (Name, Address and Telephone Number of Person Authorized to Receive Notices
               and Communications on Behalf of Filing Person)

                              With a copy to:
                              Louis A. Goodman
                  Skadden, Arps, Slate, Meagher & Flom LLP
                       One Beacon Street, 31st Floor
                        Boston, Massachusetts 02108
                               (617) 573-4800


                  CALCULATION OF FILING FEE
--------------------------------------------------------------
Transaction Valuation*           Amount of Filing Fee
--------------------------------------------------------------
$ 510,540                        $ 102.10
--------------------------------------------------------------

*Calculated solely for purposes of determining the filing fee in accordance with the Securities Exchange Act of 1934 and Rule 0-11 thereunder. This amount assumes that options to purchase 686,500 shares of Class A common stock of Congoleum Corporation having an aggregate value of $510,540 as of December 3, 2001. The aggregate value of such options was calculated based on the Black-Scholes option pricing model.


[ ] Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:    Not applicable.
Form or Registration No.:  Not applicable.
Filing Party:              Not applicable.
Date Filed:                Not applicable.

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

[   ] third party tender offer subject to Rule 14d-1.
[X  ] issuer tender offer subject to Rule 13e-4.
[   ] going-private transaction subject to Rule 13e-3.
[   ] amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer. [ ]


ITEM 1.  Summary Term Sheet.

         The information set forth in "Summary Term Sheet" in the Offer to Exchange (as defined below) is incorporated herein by reference.

ITEM 2.  Subject Company Information.

(a) The name of the issuer is Congoleum Corporation, a Delaware corporation (the "Company"), and the address of its principal executive office is 3500 Quakerbridge Road, P.O. Box 3127, Mercerville, New Jersey 08619-0127. The Company's telephone number is (609) 584-3000. The information set forth under
Section 9 ("Certain Information About Us and Our Controlling Persons") in the Offer to Exchange is incorporated herein by reference.

(b) This Tender Offer Statement on Schedule TO (this "Schedule") relates to an offer by the Company to its eligible employees and directors to exchange all outstanding options to purchase shares of its Class A common stock, par value $.01 per share (the "Options") granted to them under Congoleum's 1995 Stock Option Plan, as amended, or Congoleum's 1999 Stock Option Plan For Non-Employee Directors, for new options to purchase the same number of shares of the Company's Class A common stock, par value $.01 per share, as the number of shares subject to the Options, as described in the Offer to Exchange, dated December 4, 2001 (the "Offer to Exchange"), upon the terms and subject to the conditions set forth in the Offer to Exchange, and the related Letter of Transmittal (the "Letter of Transmittal," which together with the Offer to Exchange constitute, the "Offer"), copies of which are attached hereto as Exhibits (a)(1) and (a)(2), respectively. The information set forth in "Summary Term Sheet," "Introduction," Section 1 ("Number of Options; Expiration Date"), Section 5 ("Acceptance of Options for Exchange and Cancellation and Issuance of New Options") and Section 8 ("Source and Amount of Consideration; Terms of New Options") in the Offer to Exchange is incorporated herein by reference.

(c) The information set forth in Section 7 ("Price Range of the Common Stock Underlying the Options") in the Offer to Exchange is incorporated herein by reference.

ITEM 3.  Identity and Background of Filing Person.

(a) The information set forth under Item 2(a) above, Section 9 ("Certain Information About Us and Our Controlling Persons") and in Schedule A to the Offer to Exchange is incorporated herein by reference.

ITEM 4.  Terms of the Transaction.

(a) The information set forth in "Summary Term Sheet," "Introduction," Section 1 ("Number of Options; Expiration Date"), Section 3 ("Procedure for Tendering Options"), Section 4 ("Withdrawal Rights"), Section 5 ("Acceptance of Options for Exchange and Cancellation and Issuance of New Options"), Section 6 ("Certain Conditions of the Offer"), Section 8 ("Source and Amount of Consideration; Terms of New Options"), Section 11 ("Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer"), Section 12 ("Certain Legal Matters; Regulatory Approvals"), Section 13 ("Certain Federal Income Tax Consequences") and Section 14 ("Extension of Offer; Termination; Amendment") in the Offer to Exchange is incorporated herein by reference.

(b) The information set forth in Section 8 ("Source and Amount of Consideration; Terms of New Options") and Section 10 ("Interests of Directors and Officers and Controlling Persons; Transactions and Arrangements Concerning the Options") in the Offer to Exchange is incorporated herein by reference.

ITEM 5.  Past Contacts, Transactions, Negotiations and Agreements.

         (e) The information set forth in Section 8 ("Source and Amount of Consideration; Terms of New Options") and Section 10 ("Interests of Directors and Officers and Controlling Persons; Transactions and Arrangements Concerning the Options") in the Offer to Exchange is incorporated herein by reference.

ITEM 6.  Purposes of the Transaction and Plans or Proposals.

         (a) The information set forth in Section 2 ("Purpose of the Offer") in the Offer to Exchange is incorporated herein by reference.

         (b) The information set forth in Section 5 ("Acceptance of Options for Exchange and Cancellation and Issuance of New Options") and Section 11 ("Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer") in the Offer to Exchange is incorporated herein by reference.

         (c) The information set forth in Section 2 ("Purpose of the Offer") in the Offer to Exchange is incorporated herein by reference.

ITEM 7.  Source and Amount of Funds or Other Consideration.

         (a) The information set forth in Section 8 ("Source and Amount of Consideration; Terms of New Options") and Section 15 ("Fees and Expenses") in the Offer to Exchange is incorporated herein by reference.

         (b) The information set forth in Section 1 ("Number of Options; Expiration Date") and Section 6 ("Certain Conditions of the Offer") in the Offer to Exchange is incorporated herein by reference.

         (c) Not applicable.

ITEM 8.  Interest in Securities of the Subject Company.

         (a) The information set forth in Section 10 ("Interests of Directors and Officers and Controlling Persons; Transactions and Arrangements Concerning the Options") in the Offer to Exchange is incorporated herein by reference.

         (b) The information set forth in Section 10 ("Interests of Directors and Officers and Controlling Persons; Transactions and Arrangements Concerning the Options") in the Offer to Exchange is incorporated herein by reference.

ITEM 9.  Persons/Assets, Retained, Employed, Compensated or Used.

         (a) Not applicable.

ITEM 10. Financial Statements.

         (a) The information set forth in Section 9 ("Certain Information About Us and Our Controlling Persons") and Section 16 ("Additional Information") in the Offer to Exchange and in pages 10 through 32 of the Company's Annual Report to Shareholders for the year ended December 31, 2000, filed as Exhibit 13.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 2000, and pages 3 through 13 of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 is incorporated herein by reference.

ITEM 11. Additional Information.

         (a) The information set forth in Section 10 ("Interests of Directors and Officers and Controlling Persons; Transactions and Arrangements Concerning the Options") and Section 12 ("Certain Legal Matters; Regulatory Approvals") in the Offer to Exchange is incorporated herein by reference.

         (b) Not applicable.

ITEM 12. Exhibits.

         (a)      (1) Offer to Exchange, dated December 4, 2001.

                  (2) Form of Letter of Transmittal.

                  (3) Form of Letter to Eligible Employee Option Holders.

                  (4) Form of Letter to Non-Employee Director Option Holders.

                  (5) Form of Statement of Option Activity.

                  (6) Form of Letter to Tendering Option Holders.

         (d)      (1) Congoleum Corporation 1995 Stock Option Plan, filed as
         Exhibit 10.23 to Congoleum Corporation's Registration Statement on Form S-1 (File No. 33-87282) declared effective by the Securities and Exchange Commission on February 1, 1995, and incorporated herein by reference.

                  (2) Amendment to Congoleum Corporation 1995 Stock Option Plan, filed as Exhibit 10.23.1 to Congoleum Corporation's Quarterly Report on Form 10-K for the quarter ended December 31, 1996, and incorporated herein by reference.

                  (3) Congoleum Corporation 1999 Stock Option Plan For Non-Employee Directors, filed as Exhibit 10.27 to Congoleum Corporation's Registration Statement on Form S-8 (File No. 33-84387) declared effective by the Securities and Exchange Commission on August 3, 1999, and incorporated herein by reference.

                  (4) Form of Stock Option Agreement Pursuant to the Congoleum Corporation 1995 Stock Option Plan, as amended.

                  (5) Form of Stock Option Agreement Pursuant to the Congoleum Corporation 1999 Stock Option Plan For Non-Employee Directors.

                  (6) Personal Services Agreement, dated as of March 11, 1993, by and between American Biltrite Inc. and Congoleum Corporation, filed as Exhibit 10.13 to Congoleum Corporation's Registration Statement on Form S-1 (File No. 33-71836) declared effective by the Securities and Exchange Commission on January 25, 1994, and incorporated herein by reference.

                  (7) First Amendment, dated February 8, 1995, to Personal Services Agreement, by and between American Biltrite Inc. and Congoleum Corporation, filed as Exhibit 10.13.1 to Congoleum Corporation's Registration Statement on Form S-1 (File No. 33-87282) declared effective by the Securities and Exchange Commission on February 1, 1995, and incorporated herein by reference.

                  (8) Second Amendment, dated November 15, 1996, to Personal Services Agreement, by and between American Biltrite Inc. and Congoleum Corporation, filed as Exhibit 10.13.2 to Congoleum Corporation's Annual Report on Form 10-K for the year ended December 31, 1997, and incorporated herein by reference.

                  (9) Third Amendment, dated as of March 10, 1998, to Personal Services Agreement, by and between American Biltrite Inc. and Congoleum Corporation, filed as Exhibit 10.13.3 to Congoleum Corporation's Annual Report on Form 10-K for the year ended December 31, 1997, and incorporated herein by reference.

                  (10) Business Relations Agreement, dated as of March 11, 1993, by and between American Biltrite Inc. and Congoleum Corporation, filed as Exhibit 10.14 to Congoleum Corporation's Registration Statement on Form S-1 (File No. 33-71836) declared effective by the Securities and Exchange Commission on January 25, 1994, and incorporated herein by reference.

                  (11) First Amendment, dated August 19, 1997, to Business Relations Agreement, by and between American Biltrite Inc. and Congoleum Corporation, filed as Exhibit 10.14.1 to Congoleum Corporation's Annual Report on Form 10-K for the year ended December 31, 1997, and incorporated herein by reference.

         (b), (g) and (h)  Not applicable.

ITEM 13. Information Required by Schedule 13E-3.

         Not applicable.


                                   SIGNATURE


         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule is true, complete and correct.


                                            CONGOLEUM CORPORATION



                                            By: /s/ H.N. Feist III
                                                ----------------------------
                                                Name:  Howard N. Feist
                                                Title: Chief Financial Officer


Dated:  December 4, 2001








                               INDEX TO EXHIBITS


Exhibit
Number   Description


         (a)      (1) Offer to Exchange, dated December 4, 2001.

                  (2) Form of Letter of Transmittal.

                  (3) Form of Letter to Eligible Employee Option Holders.

                  (4) Form of Letter to Non-Employee Director Option Holders.

                  (5) Form of Statement of Option Activity.

                  (6) Form of Letter to Tendering Option Holders.

         (d)      (1) Congoleum Corporation 1995 Stock Option Plan, filed as
         Exhibit 10.23 to Congoleum Corporation's Registration Statement on Form S-1 (File No. 33-87282) declared effective by the Securities and Exchange Commission on February 1, 1995, and incorporated herein by reference.

                  (2) Amendment to Congoleum Corporation 1995 Stock Option Plan, filed as Exhibit 10.23.1 to Congoleum Corporation's Quarterly Report on Form 10-K for the quarter ended December 31, 1996, and incorporated herein by reference.

                  (3) Congoleum Corporation 1999 Stock Option Plan For Non-Employee Directors, filed as Exhibit 10.27 to Congoleum Corporation's Registration Statement on Form S-8 (File No. 33-84387) declared effective by the Securities and Exchange Commission on August 3, 1999, and incorporated herein by reference.

                  (4) Form of Stock Option Agreement Pursuant to the Congoleum Corporation 1995 Stock Option Plan, as amended.

                  (5) Form of Stock Option Agreement Pursuant to the Congoleum Corporation 1999 Stock Option Plan For Non-Employee Directors.

                  (6) Personal Services Agreement, dated as of March 11, 1993, by and between American Biltrite Inc. and Congoleum Corporation, filed as Exhibit 10.13 to Congoleum Corporation's Registration Statement on Form S-1 (File No. 33-71836) declared effective by the Securities and Exchange Commission on January 25, 1994, and incorporated herein by reference.

                  (7) First Amendment, dated February 8, 1995, to Personal Services Agreement, by and between American Biltrite Inc. and Congoleum Corporation, filed as Exhibit 10.13.1 to Congoleum Corporation's Registration Statement on Form S-1 (File No. 33-87282) declared effective by the Securities and Exchange Commission on February 1, 1995, and incorporated herein by reference.

                  (8) Second Amendment, dated November 15, 1996, to Personal Services Agreement, by and between American Biltrite Inc. and Congoleum Corporation, filed as Exhibit 10.13.2 to Congoleum Corporation's Annual Report on Form 10-K for the year ended December 31, 1997, and incorporated herein by reference.

                  (9) Third Amendment, dated as of March 10, 1998, to Personal Services Agreement, by and between American Biltrite Inc. and Congoleum Corporation, filed as Exhibit 10.13.3 to Congoleum Corporation's Annual Report on Form 10-K for the year ended December 31, 1997, and incorporated herein by reference.

                  (10) Business Relations Agreement, dated as of March 11, 1993, by and between American Biltrite Inc. and Congoleum Corporation, filed as Exhibit 10.14 to Congoleum Corporation's Registration Statement on Form S-1 (File No. 33-71836) declared effective by the Securities and Exchange Commission on January 25, 1994, and incorporated herein by reference.

                  (11) First Amendment, dated August 19, 1997, to Business Relations Agreement, by and between American Biltrite Inc. and Congoleum Corporation, filed as Exhibit 10.14.1 to Congoleum Corporation's Annual Report on Form 10-K for the year ended December 31, 1997, and incorporated herein by reference.

         (b), (g) and (h)  Not applicable.